[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit 10.2

AMENDMENT NO. 1

TO

LICENSE AND SUPPLY AGREEMENT

This Amendment No. 1 to License and Supply Agreement (this “Amendment”) is executed on and effective as of June 17, 2015 (the “Amendment Effective Date”), by and between ALEXZA PHARMACEUTICALS, INC., a company organized under the laws of the State of Delaware, United States (“Alexza”), and having a principal place of business at 2091 Stierlin Court, Mountain View, CA 94043, United States, and TEVA PHARMACEUTICALS USA, INC., a company organized under the laws of Delaware, United States (“Teva”), having a principal place of business at 1090 Horsham Road, North Wales, PA 19454, United States.

RECITALS

WHEREAS, Alexza and Teva have previously entered into that certain License and Supply Agreement, dated May 7, 2013 (the “Agreement”); and

WHEREAS, Alexza and Teva desire to amend the Agreement as set forth below, and after the Amendment Effective Date, references to the Agreement shall be deemed references to the Agreement as amended by this Amendment.

NOW, THEREFORE, in consideration of the mutual promises set forth in this Amendment and the Agreement, the Parties to this Amendment agree as follows:

SECTION 1. Interpretation. All capitalized terms used in this Amendment, unless otherwise defined herein, shall have the meanings given to them in the Agreement, and each reference in the Agreement to “this Agreement”, “hereof”, “herein”, “hereunder” or “hereby” and each other similar reference shall be deemed to refer to the Agreement as amended hereby. The captions to the several Sections of this Amendment are not a part of this Amendment but are included for convenience of reference and shall not affect its meaning or interpretation. In this Amendment (a) the word “including” shall be deemed to be followed by the phrase “without limitation” or like expression; (b) the singular shall include the plural and vice versa and (c) masculine, feminine and neuter pronouns and expressions shall be interchangeable.

SECTION 2. Definitions. As used in this Amendment, the following terms shall have the meanings set out in this Section 2 unless the context clearly and unambiguously dictates otherwise:

2.1 “Advance Request” shall have the meaning ascribed to it in the Note.

2.2 “Asset Sale” means any sale, exchange, assignment, conveyance, transfer, delivery, liquidation or other disposition of any or all of the Manufacturing Assets, other than in the ordinary course of business and solely to the extent consistent with past practices (e.g., sales, exchanges, assignments, conveyances, transfers, deliveries, liquidations and other dispositions of replaced equipment or components thereof that have exceeded their useful life or existing Manufacturing Assets for which upgrades have been purchased or leased).

2.3 “Beneficial Owner” has the meaning ascribed to it in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934.

2.4 “Change of Control” means any of the following:

(a) any merger, reorganization, share exchange, consolidation or other business combination involving Alexza or any of its subsidiaries, other than (i) a merger or consolidation of Alexza in which the holders of capital stock of Alexza immediately prior to such merger or consolidation continue to hold a majority of the capital stock of Alexza or the surviving entity after giving effect to such merger or consolidation and (ii) any merger or similar transaction effected solely to change the domicile of Alexza or any of its subsidiaries;

(b) any acquisition by any Person or Group (including any “person” within the meaning of Section 13(d) of the Securities Exchange Act of 1934) as a result of which, such Person (or any Group of which such Person is a member) or Group becomes a Beneficial Owner of 50% or more of the issued and outstanding shares of capital stock of Alexza or any of its subsidiaries in any single transaction or a series of related transactions; or

(c) the redemption or repurchase of shares, the effect of which is that any Person or Group that did not beneficially own a majority of the voting power of the outstanding shares of capital stock of Alexza immediately prior to such redemption or repurchase owns at least a majority of such voting power of the outstanding shares of capital stock of Alexza after such redemption or repurchase;

provided, however, that a recapitalization of Alexza in which Alexza’s stockholders of record (or their Affiliates) immediately prior to such recapitalization shall (as a result of the securities issued as part of the recapitalization) continue to hold all of the stock of Alexza immediately following such recapitalization (without regard to any change in relative ownership) shall not constitute a Change of Control unless as a result of such recapitalization a strategic investor or its Affiliates (other than Teva and its Affiliates) would be the holder of 50% or more of the voting power of Alexza.

2.5 “Change of Control Offer” means an offer from a Third Party that, if consummated, would result in a Change of Control.

2.6 “Initial Relaunch Purchase Order” means the first Purchase Order delivered, if at all, by Teva to Alexza during the Option Exercise Period, which Purchase Order may not specify a Delivery Date earlier than [*] days following the Relaunch Notice Date.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

2.7 “Group” means two or more Persons acting as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding or disposing of the applicable securities referred to herein.

2.8 “Manufacturing Assets” means, except for the equipment identified on Exhibit 2.8, any and all equipment and facilities owned or leased by Alexza and/or its Affiliates, used in the manufacture of the Product and located on the Amendment Effective Date at 2091 Stierlin Court, Mountain View, California 94043. For clarity, the tooling owned by Alexza and located at the Suppliers shall not be deemed to be Manufacturing Assets.

2.9 “Note” means that certain Amended and Restated Convertible Promissory Note and Agreement to Lend, dated June 17, 2015, being issued in connection with the execution of this Amendment.

2.10 “Offer” means any bona fide written offer from a Third Party to enter into any agreement or arrangement for an Asset Sale. For clarity, a Change of Control Offer shall not be deemed an Offer.

2.11 “Option Exercise Period” means the period beginning on (and including) July 1, 2017 and ending on (and including) December 31, 2017.

2.12 “Proposal” means any written agreement, arrangement, offer or proposal (including a letter of intent, term sheet, form of definitive agreement or definitive agreement) for an Asset Sale; provided, however, that the term Proposal shall not include any Proposal by Teva. For clarity, a Change of Control Offer, or any resulting written agreement, arrangement or proposal, shall not be deemed a Proposal.

2.13 “Representatives” means with respect to a specified Person, the officers, directors, employees, shareholders, investment bankers, attorneys, accountants, financial advisors, agents and other representatives of the Person specified.

2.14 “Relaunch Notice Date” means the date that the Initial Relaunch Purchase Order, if any, is delivered to Alexza by Teva.

2.15 “Suspension Period” means the period beginning on the Amendment Effective Date and ending on the earlier of: (a) the Relaunch Notice Date, if any, and (b) the expiration of the Option Exercise Period.

SECTION 3. Amendments to Agreement.

3.1 Section 1.53 of the Agreement is hereby amended and restated in its entirety to read as follows:

“1.53 [Intentionally Omitted.]”

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

3.2 The following definition shall be added as Section 1.110 of the Agreement:

“1.110 “Third Party Assignment Threshold” shall, solely for purposes of Sections 4.8(b)(i), 4.8(c)(i) and 16.10(b) of the Amendment, mean a Third Party’s or such Third Party’s affiliate’s, fully burdened manufacturing cost of the Product (including packaging for shipment) calculated in conformity with GAAP (or IFRS if applicable to such Third Party or its affiliate) and expressed on a per Unit manufactured basis, including the cost of:

(a) materials, including primary packaging and secondary packaging (to the extent done by such Third Party) and labeling material;

(b) direct labor (including basic wages, labor and related payroll taxes and benefits) incurred or spent in the actual production, quality control, quality assurance, filling, packaging and labeling of the Product;

(c) overhead (including other manufacturing related operating expenses, such as, indirect labor and related payroll taxes and benefits, depreciation, taxes, insurance, rent, repairs and maintenance, and supplies) incurred or spent in support of the actual production, filling, packaging and labeling of the Product, manufacturing cost accounting, and failed runs and costs of changeover related directly to the Product within a single manufacturing facility, in each case, to the extent directly attributed to the Product. Overhead shall be allocated to production in a manner consistent with GAAP, proportionate to the total units of products manufactured in the facility. Overhead shall not include any (i) to the extent that the facilities in which the Product is manufactured are not fully dedicated to Product, allocation or absorption of excess or idle capacity for changeover to another product and (ii) general corporate and administrative activities such as legal, human resources, IT, business development, investor relations and executive officer salaries;

(d) interim transportation, or any related transportation costs including packaging and storage of the Product as incurred in connection with the supply of the Product pursuant to the terms of the Agreement; and

(e) [*].”

For clarity, all subsequent Sections of Article 1 of the Agreement and all cross-references to subsequent Sections of Article 1 of the Agreement shall be re-numbered accordingly.

3.3 Section 6.11 of the Agreement is hereby amended and restated in its entirety to read as follows:

“6.11 Planning Forecast. Within [*] months after the Relaunch Notice Date, and continuing to be updated on or before January 1 of each [*] thereafter, Teva shall provide Alexza with a written [*] year sales Unit forecast, by [*], of Teva’s requirements for the Product (the “Planning Forecast”). This forecast shall be for capacity planning purposes only and shall not constitute a firm order or have any binding effect. The Parties shall review the forecast on not less than a [*] basis to assess the available manufacturing capacity of Alexza. To the extent that the aggregate worldwide forecast quantities of

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Product are expected to exceed the then existing available capacity of Alexza at its facility in [*] months, the Parties shall meet and discuss in good faith whether to discuss Alexza’s plans to expand the then current manufacturing capacity or to identify and engage a Third Party manufacturer for the Product. In any event, to the extent reasonably practicable Teva shall notify Alexza at least [*] months in advance with respect to any material increase of its demand forecast and Alexza shall not be deemed in breach of this Agreement for its inability to supply such increased amount of Product due to the capacity constraints which Alexza had less than [*] months’ notice of any material increase of Teva’s supply forecast that would impact capacity planning as long as Alexza is using Commercially Reasonable Efforts to address supply constraints based on Teva’s original planning forecast.”

3.4 Section 6.12(a) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(a) Launch Forecast. Within [*] months of the Relaunch Notice Date, Teva shall provide Alexza with its initial [*] month forecast (“Launch Forecast”), of which the first [*] months shall constitute a mutually binding commitment to purchase and supply. No later than [*] Business Days after Alexza’s receipt of the Launch Forecast, the Manufacturing JPT membership shall be designated with the responsibility to oversee the supply of the Product under this Agreement, and the representatives of each Party on the Manufacturing JPT shall meet and shall work collaboratively to prepare and adopt a supply plan for the relaunch of the Product in the U.S. The Launch Forecast shall be a best estimate, as of the time such Launch Forecast is delivered, of the initial rolling forecast to be delivered pursuant to Section 6.12(b), and Teva shall not deviate from such estimate without having and providing to Alexza any commercial rationale for the decision.”

3.5 Section 6.12(c) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(c) Initial [*] Month Binding Commitment. Each of the first [*] months of each Supply Forecast shall constitute a mutually binding commitment to order and supply the total quantity of Product set forth in the Supply Forecast for such period. Each commitment shall be represented by a Purchase Order delivered in accordance with Section 6.14. The monthly purchase quantity for each of the first [*] months set forth in such Purchase Order shall not be less than [*] percent ([*]%) or more than [*] percent ([*]%) of the average monthly purchase quantity for such [*] months based on the quantities for such period set forth in such Purchase Order.”

3.6 Section 6.13 of the Agreement is hereby amended and restated in its entirety to read as follows:

“6.13 Materials; Safety Stock. Teva acknowledges that Alexza may stock the Drug, Staccato Device components, other components, containers, labels, packaging materials and related items necessary for the manufacture of the Product (“Materials”)

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

based on the rolling forecasts provided by Teva pursuant to Section 6.12. Alexza shall, after the Suspension Period, maintain at all times an inventory of Materials necessary for manufacturing such quantity of the Product that is equal to, at a minimum, the average monthly forecasted quantity of the Product for the upcoming [*]-month period based on the then-current Supply Forecast provided by Teva; provided that the Manufacturing JPT shall discuss and recommend any adjustments to such required minimum quantity of safety stock to the Parties for the Parties to decide.”

3.7 Section 6.14(b)(i) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(i) Teva shall have the right, but not the obligation, at any time during the Option Exercise Period, to deliver to Alexza the Initial Relaunch Purchase Order.”

3.8 Section 6.14(b)(ii) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(ii) Purchase Orders. Beginning [*] months after the Relaunch Notice Date and in each month thereafter, Teva shall submit to Alexza a monthly firm Purchase Order to purchase the Product having the applicable Shelf Life set forth in Section 6.22 (together with the Initial Relaunch Purchase Order, if any, each, a “Purchase Order”) not less than [*] Business Days prior to each month of each [*]-month commitment period in the rolling forecast. After the Relaunch Notice Date, the Manufacturing JPT shall discuss and recommend any minimum Unit purchase amounts for a Purchase Order to the Parties for the Parties to decide. For clarity, no Purchase Order other than the Initial Relaunch Purchase Order, if any, may be delivered prior to the expiration of the Option Exercise Period, and if no Initial Relaunch Purchase Order is issued, then Teva may submit monthly Purchase Orders following the expiration of the Suspension Period in accordance with the terms of the Agreement.”

3.9 Section 6.14(b)(iii) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(iii) Terms. Each Purchase Order shall specify the quantity ordered, the required delivery date (which shall not be less than [*] following the date of any Purchase Order other than the Initial Relaunch Purchase Order) (the “Delivery Date”) and any special instructions or invoicing information. Alexza shall acknowledge and accept the Purchase Order from Teva made in accordance with Section 6.14(b)(ii) within [*] Business Days of receipt, and any terms or conditions of such purchase order which conflict or are inconsistent with the terms of the Agreement shall be void and rejected. Alexza may not reject the quantity of the Product in any Purchase Order unless, subject to Section 6.12(f), the quantity set forth in the Purchase Order is less than [*] percent ([*]%) of or in excess of [*] percent ([*]%) of the committed quantity determined in accordance with Section 6.12(c) and the variance permitted under Section 6.12(d). In the event of excess quantity ordered, the rejection shall only apply with respect to such excess quantity.”

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

3.10 The title of Article 7 shall be amended and restated in its entirety to read as follows:

“ARTICLE 7

SECURITY OF SUPPLY; RIGHT TO MANUFACTURE”

3.11 Section 7.4 of the Agreement is hereby amended and restated in its entirety to read as follows:

“7.4 Teva Right to Manufacture; Additional Manufacturing.

(a) At any time after the Amendment Effective Date, Teva shall have a right, upon written notification to Alexza, to elect to have a Third Party manufacturer that is selected by Teva and reasonably acceptable to Alexza, qualified to manufacture the Product (an “Additional Manufacturer”). Following receipt of such written notification, Alexza shall prepare an estimated reasonable budget and implementation plan for approval by Teva to enable such Additional Manufacturer to manufacture the Product. Upon approval by Teva of the implementation plan and budget, Alexza shall enter into an agreement with such Additional Manufacturer to conduct Alexza manufacturing Know-How transfer to enable the Additional Manufacturer to manufacture the Product. All costs and expenses in engaging and qualifying the Additional Manufacturer as a result of Teva’s notification pursuant to this Section 7.4(a) shall be borne by Teva. The agreement with the Additional Manufacturer shall provide that any time prior to the [*] anniversary of the First Commercial Sale, only upon the written notice from Teva (copied to Alexza) of the occurrence of a Failure Event (defined below in Section 7.5) shall the Additional Manufacturer manufacture Product for Teva. For clarity, Teva shall not initiate or permit any manufacturing by a Third Party or Additional Manufacturer prior to the [*] anniversary of the First Commercial Sale, except as provided in Section 7.5.

(b) Notwithstanding anything in this Agreement to the contrary, at any time, Teva shall have the right pursuant to this Section 7.4(b), upon written notification to Alexza to qualify it (or one or more of its Affiliates) to manufacture the Product and to take over the manufacturing rights and obligations of Alexza under this Agreement. Following receipt of such written notification, Alexza shall conduct a Know-How transfer to enable Teva (or its designated Affiliates) to manufacture the Product. Once Teva (or its designated Affiliates) are so qualified and capable of manufacturing the Product required by Teva under this Agreement, (i) Alexza shall no longer have the right or obligation to manufacture the Product under this Agreement, (ii) the co-exclusive license granted by Alexza and its Affiliates under Section 2.1(a)(i)(B) shall become an exclusive license (even as to Alexza and its Affiliates) to Teva and its Affiliates and (iii) the co-exclusive license granted by Alexza and its Affiliates under Section 2.1(b)(i)(A) shall become an exclusive license (even as to Alexza and its Affiliates) to Teva and its Affiliates. All costs and expenses in engaging and qualifying Teva (or its designated Affiliates) as a result of Teva’s notification pursuant to this Section 7.4(b) shall be borne by Teva (or its designated Affiliates). In addition, Alexza shall use Commercially

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Reasonable Efforts to obtain the consent of Third Party suppliers, including Suppliers, of the Materials for the Product to provide, upon the exercise of Teva’ rights under this Section 7.4(b), Teva (or its designated Affiliates) with the right to receive such Materials on the same terms in effect for Alexza for use in the manufacture of the Product for use and sale in the U.S.”

3.12 Section 7.5 of the Agreement is hereby amended and restated in its entirety to read as follows:

“7.5 Failure Event. If either (i) Alexza has not recommenced manufacturing the Product or has not assigned or subcontracted the manufacturing of the Product to a Third Party such that the Product ordered pursuant to the Initial Relaunch Purchase Order will be delivered by the Delivery Date set forth therein, (ii) for [*] successive [*]-month periods, Alexza fails to meet at least [*] percent ([*]%) of its aggregate supply obligation (excluding excess order supply) in Article 6 for such [*] month periods or (iii) in such month when it becomes mathematically impossible, based on shortfalls in deliveries by Alexza in successive preceding months for Alexza and the outstanding Purchase Orders and Supply Forecast, for Alexza to avoid the event specified in clause (ii) above, then a “Failure Event” shall be deemed to have occurred. For clarity, in calculating what percentage of Alexza’s supply obligation has been met, only Units of the Product that have been received and not rejected by Teva pursuant to Section 6.16 shall be included. Upon a Failure Event, Teva shall have the right, within [*] Business Days after such Failure Event upon written notice to Alexza, to elect to make or have made the Product (including the Staccato Device and other components of the Product). To the extent that an Additional Manufacturer has not been qualified or is not available, within [*] days after Teva’s notice to Alexza, the Parties shall agree upon a transition plan to minimize any disruption to the supply of the Product. The transition plan shall include a mutually agreed-upon schedule for transition activities, including transfer of manufacturing Know-How. To enable exercise of the manufacturing rights of Teva under this Section 7.5 upon a Failure Event, Alexza agrees at no additional cost, to provide Teva (or one of more of its Affiliates) or one (1) Third Party manufacturer designated by Teva with technical assistance in the manner designed to enable Teva (or its designated Affiliates) or such Third Party manufacturer to manufacture the Product for Teva and once such Third Party is capable of manufacturing the Product, (i) Alexza shall no longer have the right or obligation to manufacture the Product under this Agreement, (ii) the co-exclusive license granted by Alexza and its Affiliates under Section 2.1(a)(i)(B) shall become an exclusive license (even as to Alexza and its Affiliates) to Teva and its Affiliates and (iii) the co-exclusive license granted by Alexza and its Affiliates under Section 2.1(b)(i)(A) shall become an exclusive license (even as to Alexza and its Affiliates) to Teva and its Affiliates. In addition, Alexza shall use Commercially Reasonable Efforts to obtain the consent of Third Party suppliers, including Suppliers, of the Materials for the Product to provide, upon the exercise of Teva’ rights under this Section 7.5, Teva or a Third Party manufacturer with the right to receive such Materials on the same terms in effect for Alexza for use in the manufacture of the Product for use and sale in the U.S.”

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

3.13 Section 13.3(b) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(b) at any time after the Amendment Effective Date, upon [*] days written notice to Alexza, with or without cause, provided that no such notice may be given if Teva has previously received a notice of material breach pursuant to Section 13.2(b) and the breach set forth in the notice has not been cured within the period provided in such section or there is a dispute as to whether a material breach has been cured or is incurable and such dispute has not been resolved in accordance with such section.”

3.14 Section 16.10 of the Agreement is hereby amended and restated in its entirety to read as follows:

“16.10 Assignment.

(a) Assignments by Teva. This Agreement shall not be assignable or otherwise transferred by Teva, nor may any rights or obligations hereunder be assigned or transferred, by Teva to any Third Party without Alexza’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed); provided, that, without limitation, it shall not be deemed unreasonable for Alexza to withhold its consent if Teva proposes to assign or otherwise transfer this Agreement or Teva’s rights or obligations hereunder to a Third Party that Alexza reasonably determines has insufficient sales and marketing capabilities with respect to pharmaceutical products to pursue the commercialization of the Product in accordance with the Agreement; provided, further, that such Third Party must agree in writing to assume responsibility for and be bound by all of the terms of this Agreement, if Teva assigns the Agreement to such Third Party.

(b) Assignments by Alexza. This Agreement shall not be assignable or otherwise transferred by Alexza, nor may any rights or obligations hereunder be assigned or transferred, by Alexza to any Third Party without Teva’s prior written consent. Notwithstanding the immediately preceding sentence, Alexza’s manufacturing rights or obligations hereunder may be assigned, sublicensed, subcontracted or delegated by Alexza to any Third Party with Teva’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed); provided, that, without limitation, it shall not be deemed unreasonable for Teva to withhold its consent if Alexza proposes to assign, sublicense, subcontract, delegate or otherwise transfer its manufacturing rights or obligations hereunder to a Third Party if Teva reasonably determines (i) that the Third Party has insufficient financial or operational capabilities or lacks sufficient experience in manufacturing a product similar to the Product or (ii) that the Fully Burdened Manufacturing Costs or Third Party Assignment Threshold, as applicable, of the proposed assignment, sublicense, subcontract, delegation or other transfer, prepared in accordance with Section 8.6 of the Agreement, would not be commercially viable in Teva’s reasonable determination; provided, further, that (x) such Third Party must agree in writing to assume responsibility for and be bound by all of the terms of this Agreement applicable to the manufacturing rights and obligations hereunder being assigned,

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

sublicensed, subcontracted or delegated to such Third Party and (y) in the event of any (1) assignment or other transfer of less than all or (2) sublicense, subcontract or delegation of Alexza’s manufacturing rights and obligations under this Agreement, unless Teva and such Third Party enter into a separate manufacturing and supply agreement, Alexza hereby guarantees and shall remain fully and unconditionally obligated and responsible for the full and complete performance of the manufacturing obligations under this Agreement and such partial assignment or sublicensing, subcontracting or delegation shall not relieve Alexza’s liabilities and obligations to Teva under this Agreement.

(c) Assignments by Teva or Alexza. Notwithstanding Sections 16.10(a) and 16.10(b), either Party may assign or otherwise transfer this Agreement without the consent of the other Party to (i) any to any of its Affiliates, provided that the assigning Party notifies the other Party in writing within twenty (20) days of such assignment and the assignee agrees to assume responsibility for and be bound by all of the terms of this Agreement in addition to the assigning Party, which shall continue to be bound by such terms; or (ii) to an entity that acquires all or substantially all of the business or assets of the assigning Party relating to the subject matter of this Agreement, whether by merger, acquisition or otherwise (a “Change of Control Event”), provided that the acquiring Person agrees to assume responsibility for and be bound by all of the terms of this Agreement in writing or by operation of law, and that such Party or its successor or permitted assignee (as applicable) gives notice in writing to the other Party within [*] days following such Change of Control Event; provided, however, that such acquiring Person shall not be deemed an Affiliate of the acquired Party and intellectual property rights that are owned or held by the acquiring Person to such transaction (if other than one of the Parties to this Agreement) shall not be included in the technology licensed hereunder. Except as otherwise provided in this Section 16, either Party shall have the right to assign, sublicense, subcontract or delegate this Agreement or any or all of its obligations or rights hereunder to an Affiliate upon written notice to the other Party; provided, however, the assigning, sublicensing, subcontracting or delegating Party hereby guarantees and shall remain fully and unconditionally obligated and responsible for the full and complete performance of this Agreement by such Affiliate and in no event shall such assignment, sublicensing, subcontracting or delegation be deemed to relieve such Party’s liabilities or obligations to the other Party under this Agreement. The other Party shall, at the request of the assigning, sublicensing, subcontracting or delegating Party, enter into such supplemental agreements with the applicable Affiliates as may be necessary or advisable to permit such Affiliates to avail itself of any rights or perform any obligations of the assigning, sublicensing, subcontracting or delegating Party hereunder. Subject to this Section 16.10, this Agreement shall inure to the benefit of each Party, its successors and permitted assigns. Any assignment of this Agreement in contravention of this Section 16.10 shall be null and void.”

SECTION 4. Additional Agreements. The additional agreements and understandings between the Parties as set forth below are hereby agreed as amendments to the Agreement.

4.1 Suspension of Certain Commercialization Obligations. Teva’s obligations under Sections 5.1(b) and 5.1(c) of the Agreement shall be suspended for the period beginning

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

on the Amendment Effective Date and ending on the Delivery Date set forth in the Initial Relaunch Purchase Order, if one is delivered; provided that for such suspension to end, the Product ordered in the Initial Relaunch Purchase Order must be delivered on or before the Delivery Date set forth in the Initial Relaunch Purchase Order. Notwithstanding the foregoing, Teva shall use Commercially Reasonable Efforts to commercialize the Product in the Field in the U.S. during the Suspension Period. For clarity, subject to the preceding sentence and the remainder of this Section 4, Teva shall have exclusive and sole decision-making authority with respect to all aspects of the commercialization of the Product in the Field in the U.S. during the Suspension Period and will keep Alexza updated periodically. On or prior to any delivery of the Initial Relaunch Purchase Order, Teva shall present to Alexza a commercialization plan setting forth the goals, Commercialization Strategies and plans for Teva’s continued commercialization of the Product in the U.S., and the level of anticipated sales force and promotion efforts dedicated to the Product, together with the budget in connection therewith, consistent with the then commercial potential of the Product and the Parties would negotiate in good faith amendments to the obligations set forth in Sections 5.1(b) and 5.1(c) of the Agreement consistent with such commercialization plan; provided that in no event shall such amended commercialization obligations be greater than the obligations originally set forth in Sections 5.1(b) and 5.1(c) of the Agreement or lower than the adjusted obligations presented during the management meeting held on Dec 19, 2014. For clarity, if no Initial Relaunch Purchase Order is delivered, then Teva’s obligations under Sections 5.1(b) and 5.1(c) of the Agreement shall be reinstated, with modifications to be discussed and as may be agreed by the Parties, but in no event will such obligations be greater than the obligations originally set forth in Sections 5.1(b) and 5.1(c) of the Agreement or lower than the adjusted obligations presented during the management meeting held on December 19, 2014, on the date that is [*] days after expiration of the Option Exercise Period.

4.2 Required Analysis. Following the Amendment Effective Date, Teva shall perform an analysis to determine the Product’s short and long-term commercial potential and shall present such analysis to the JSC. Thereafter, the JSC would annually update such analysis.

4.3 Suspension of Manufacturing Obligations. The rights and obligations of (a) Alexza to supply and manufacture or have manufactured the Product pursuant to Article 6 of the Agreement, (b) Teva to order and purchase the Product pursuant to Article 6 of the Agreement and (c) the Parties under Sections 6.11, 6.12 and 6.14 of the Agreement (collectively, the “Suspended Obligations”) shall be suspended during the Suspension Period. Teva and Alexza will meet periodically to discuss commercial strategy of the Product and the timing for recommencement of manufacture and supply of the Product. Accordingly, the Parties hereby acknowledge and agree that Teva has the right to request an end to the suspension of the Suspended Obligations prior to commencement of the Option Exercise Period by providing written notice of such request to Alexza (a “Suspension Termination Request”), and Alexza agrees to reasonably consider any such Suspension Termination Request in good faith; provided that if Alexza has assigned or subcontracted its manufacturing rights and obligations to a Third Party or an Affiliate in accordance with the terms of the Agreement prior to receipt of such written notice, then Teva and Alexza would meet with such Third Party or Affiliate as soon as reasonably practicable after delivery of the Suspension Termination Request to discuss Teva’s request. Teva shall inform the FDA of the suspension of manufacturing of the Product and shall

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

comply with all Regulatory Requirements with respect to such suspension and Alexza shall promptly provide to Teva any information or data that Teva has requested in writing and reasonably requires to fulfill its obligations under this sentence. Until the end of the Option Exercise Period, Alexza and Teva shall meet at least annually to discuss the results of Teva’s commercialization efforts and anticipated timing of the need for manufacturing additional Product.

4.4 Maintenance of the Approved Facility. Alexza shall conduct an orderly wind-down of production at the Approved Facility by September 1, 2015, and during the Suspension Period, shall maintain the Approved Facility in a condition such that production of the Product may be re-initiated in accordance with Regulatory Requirements, Good Manufacturing Practices, Applicable Laws and the Agreement to be able to manufacture or have manufactured and deliver the Product ordered in the Initial Relaunch Purchase Order by the Delivery Date set forth therein (the “Suspension Period Maintenance Level”).

4.5 Suspension Costs.

(a) The costs to be incurred by Alexza during the Suspension Period in order to maintain the Suspension Period Maintenance Level shall be borne exclusively by Alexza, except as provided in Section 4.5(b) of this Amendment.

(b) Beginning with the first full calendar quarter following the Amendment Effective Date, provided that (i) Alexza elects to and has delivered the applicable Notice of Rent Reimbursement (defined below), (ii) no Party has exercised its right to terminate the Agreement under Article 13 of the Agreement and (iii) the Acceleration Date has not occurred and will not occur prior to or on the date the Rent Reimbursement obligation would be payable, Teva shall reimburse Alexza quarterly in arrears within [*] Business Days following receipt of the applicable Notice of Rent Reimbursement for Alexza’s out-of-pocket payments for rent for the Approved Facility during the Suspension Period at the monthly rental rate in existence as of the Amendment Effective Date (the “Rent Reimbursement”); provided, however, that the aggregate amount of all Rent Reimbursements shall not exceed $1,675,000 (such amount to be pro-rated for any partial year within the Suspension Period based on the number of calendar days for which the Rent Reimbursement obligation applies within such partial year). In order to receive Rent Reimbursement in accordance with this Section 4.5(b) for a calendar quarter during the Suspension Period, Alexza must submit to Teva within [*] days following the end of any such calendar quarter (i) evidence acceptable to Teva of the amount of the out-of-pocket rent payments by Alexza and that such payments have been paid on or before the due dates thereof on the Approved Facility each month on a monthly basis, (ii) an Advance Request under the Note for the amount of the applicable Rent Reimbursement and (iii) wire transfer instructions for Teva to deliver the amount of the applicable Rent Reimbursement to Alexza or for Alexza’s benefit (each such submission, a “Notice of Rent Reimbursement”).

(c) In accordance with the terms of the Note, the amount of any Rent Reimbursement paid by Teva pursuant to Section 4.5(b) of this Amendment shall

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

immediately and automatically be added to the aggregate principal amount of the Note upon payment thereof by Teva (the aggregate amount of all such Rent Reimbursement, the “Additional Principal Amount”). Any portion of the Additional Principal Amount may be repaid by Alexza, at Alexza’s sole option, (i) by crediting payments due and payable to Alexza from Teva pursuant to Section 8.3 or 8.4 of the Agreement against such Additional Principal Amount or (ii) in cash, in each case as provided in the Note.

4.6 Records. During the Suspension Period, Alexza shall keep complete, true and accurate books of accounts and records for the purpose of determining the Suspension Costs payable by Alexza pursuant to this Agreement. Such books and records shall be kept for at least [*] years following the end of the Calendar Quarter to which they pertain. Such records shall be subject to inspection in accordance with Section 4.7 of this Amendment.

4.7 Audits. During the Suspension Period, as soon as reasonably practicable, but in any event not later than [*] days (subject to extension required to obtain agreement with the Alexza Auditor on a nondisclosure agreement in accordance with this Section 4.7) following written notice from Teva, Alexza shall permit an independent, reputable, certified public accountant selected by Teva and reasonably acceptable to Alexza (provided that such accounting firm shall not be retained or compensated on a contingency basis and provided further that such independent, certified public accountant shall, at a minimum, be knowledgeable of and have experience in auditing manufacturing companies), which acceptance will not be unreasonably withheld, conditioned or delayed (for the purposes of this Section 4.7, the “Alexza Auditor”), at reasonable times and upon reasonable notice, to audit or inspect those books or records as the Alexza Auditor deems necessary or appropriate for the purpose of verifying the Rent Reimbursement incurred by Alexza during the Suspension Period. As a condition to examining any records of Alexza, such Alexza Auditor will sign a nondisclosure agreement reasonably acceptable to Alexza in form and substance, and shall not disclose to Teva, its Affiliates or any Third Party any information that is Alexza’s confidential customer information regarding pricing or other competitively sensitive proprietary information. Any and all records examined by such Alexza Auditor will be deemed Alexza’s Confidential Information. The Alexza Auditor shall disclose to Teva only the amount and accuracy of calculations and payments reported and actually paid or otherwise payable as Rent Reimbursement under this Agreement. The Alexza Auditor shall send a copy of the report to Alexza at the same time it is sent to Teva. Such inspections may be made no more than once each [*] (unless a previous audit resulted in a variation or error resulting in Alexza having to bear the costs of such audit, in which event the frequency may occur [*]) and during normal business hours. Inspections conducted under this Section 4.7 shall be at the expense of Teva, unless a variation or error producing an overpayment in amounts actually paid by Teva to Alexza pursuant to Section 4.5(b) of this Amendment exceeding an amount equal to [*] percent ([*]%) of the amount that should have been payable by Teva for a period covered by the inspection is established, in which case all reasonable costs relating to the inspection for such period shall be paid by Alexza. Teva shall endeavor in such inspection not to disrupt the normal business activities of Alexza. If, as a result of such audit report, it is shown that the amount that Teva paid to Alexza as Rent Reimbursement under Section 4.5(b) of this Amendment was greater than the amount that should have been paid, Alexza shall immediately refund to Teva in cash an amount equal to the difference between the amounts paid by Teva for Rent Reimbursement and the Rent Reimbursement that should have

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

been paid, and such refund shall correspondingly reduce the Additional Principal Amount of the Note. If either Party in good faith disputes any conclusion of the accounting firm under this Section 4.7, then such Party shall so inform the other Party by written notice within thirty (30) days of receipt of a copy of the audit report in question, specifying in detail such dispute. The Parties shall promptly thereafter meet and negotiate in good faith a resolution to such dispute. In the event that the Parties are unable to resolve such dispute within sixty (60) days after such notice, the matter shall be resolved pursuant to the terms set forth in Article 15 of the Agreement, and interest shall be payable on any disputed amounts determined to be due in the same manner as provided for in Section 8.14 of the Agreement. For the avoidance of doubt, any interest paid by Alexza to Teva on any disputed amounts shall be paid in cash and shall not offset or otherwise reduce the Additional Principal Amount of the Note.

4.8 Right of Consent; Right of First Refusal. Subject to Section 4.9 for Alexza, unless a Party has assigned, sublicensed, subcontracted, delegated or otherwise transferred this Agreement, or in the case of Alexza, its manufacturing rights and obligations under the Agreement, to a Third Party in accordance with Section 16.10 of the Agreement:

(a) Asset Sales. Alexza shall not accept any Offer relating to an Asset Sale of less than all or substantially all of the Manufacturing Assets.

(b) Notice of Offer.

(i) If Alexza receives an Offer, which Alexza desires to accept, then within one (1) Business Day after receipt of such Offer, Alexza shall provide Teva with written notice (the “Offer Notice”), by email (delivery receipt confirmed) or hand delivery to the addresses listed on the signature page hereof. The Offer Notice shall include (A) a true and correct copy of the Offer, including all schedules, exhibits and ancillary documents related thereto, (B) the expected date of consummation of such Asset Sale and (C) the expected Fully Burdened Manufacturing Costs or the Third Party Assignment Threshold, as applicable, as proposed as a result of the Asset Sale and prepared in accordance with Section 8.6 of the Agreement.

(ii) Immediately after delivering the Offer Notice to Teva, Alexza shall provide Teva and its Representatives access to Alexza’s facilities, personnel, management, documents, and other information relating to the subject Manufacturing Assets that is sufficient to enable Teva to conduct a due diligence investigation customary in an asset acquisition context (the “Due Diligence Access”), and such Due Diligence Access shall be no less extensive than that provided to any other Person that has made the Offer, or to whom Alexza has an obligation to provide information or has voluntarily provided information with respect to an Offer, or any of any such Person’s Representatives.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(c) Right of Consent with Respect to Asset Sales.

(i) Alexza may not accept the Offer described in the Offer Notice without the prior written consent of Teva, which may not be unreasonably withheld; provided, however, that, without limitation, it shall not be deemed unreasonable for Teva to withhold its consent if Teva, acting in good faith, determines that (i) the prospective purchaser has insufficient financial or operational capabilities or lacks sufficient experience in manufacturing a product similar to the Product or (ii) the Fully Burdened Manufacturing Costs or the Third Party Assignment Threshold, as applicable, as proposed as a result of the Asset Sale and prepared in accordance with Section 8.6 of the Agreement, would not be commercially viable; provided, further that Teva may withhold its consent if Teva elects to deliver a Teva Offer Notice (defined below) pursuant to Section 4.8(c) of this Amendment. Teva shall deliver a written notice (the “Teva Consent Notice”) to Alexza within [*] Business Days of the later to occur of (i) Teva’s receipt of the Offer Notice or (ii) the granting to Teva of the Due Diligence Access (such [*]-Business Day period, the “Offer Review Period”), which Teva Consent Notice shall either include Teva’s consent to the Offer or shall include a reasonably detailed description of the reasons for Teva’s objection to the Offer.

(ii) Prior to Teva’s receipt of the Offer Notice, and during the Offer Review Period, Alexza shall not enter into any binding agreement or arrangement (including any no shop agreement, binding term sheet or any similar agreement or arrangement providing for Alexza to pay termination or break-up fees) with any Person (x) with respect to an Offer or (y) that would impose limitations or restrictions on Alexza’s compliance with the provisions of this Agreement or Alexza’s ability to enter into or consummate any agreement or arrangement with Teva related to a Teva Offer Notice or complete an Asset Sale with Teva (any such binding agreement or arrangement, a “Prohibited Offer Agreement”).

(iii) If Teva delivers a Teva Consent Notice containing an objection to the Offer, Alexza shall not enter into any Prohibited Offer Agreement relating to the Asset Sale. With respect to each Offer for which Teva received an Offer Notice from Alexza, and for which Alexza complied with all of the applicable procedures and requirements of this Section 4.8 (the “Noticed Offer”), in the event that Teva delivers a Teva Consent Notice containing its consent to the Offer, then, and only then, Alexza shall be free, for a period of [*] days following expiration of the Offer Review Period, to enter into a definitive agreement with respect to the transactions contemplated in such Noticed Offer with the Person or Persons described in the Noticed Offer on terms and conditions substantially similar to, and in any event not more favorable individually or in the aggregate in any material respect to such Person or Persons than, the terms and conditions described in the Noticed Offer.

(d) Right of First Refusal with Respect to Asset Sales. Upon receipt of the Offer Notice with respect to an Asset Sale, Teva shall have the irrevocable and exclusive option, at its sole discretion, to become, or to have any of its Affiliates become, the purchaser with respect to the Asset Sale on substantially the same financial terms as

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

provided in the Offer. If Teva elects to become, or to have any of its Affiliates become, the purchaser, then prior to the expiration of the Offer Review Period, Teva shall deliver a written notice (the “Teva Offer Notice”), by email (delivery receipt confirmed) or hand delivery to the addresses listed on the signature page hereof. Upon receipt by Alexza of the Teva Offer Notice, Alexza shall (i) not enter into or otherwise agree to the Offer relating to the Asset Sale and (ii) enter into an agreement with Teva or any of its Affiliates (A) on substantially the same financial terms as provided in the Offer and (B) containing substantially the same representations and warranties, covenants and indemnities in favor of Teva or any of its Affiliates (as designated by Teva) as provided in the Offer.

(e) Notice of Certain Changes. Notwithstanding anything to the contrary contained herein, if during any Offer Review Period, either (i) any material amendment is made to the terms of the Offer described in the Offer Notice that results in a material decrease in the proposed purchase price of the Offer or (ii) the identity of the Person or Persons making an Offer changes or any new entities join the Offer described in the Offer Notice, then (x) as soon as reasonably practicable, but in any event within one (1) Business Day of such event, Alexza shall provide Teva with written notice, by email (delivery receipt confirmed) or hand delivery to the addresses listed on the signature page hereto, which notice shall indicate, as applicable, (A) the material amendments that have been made to the terms of the Offer and (B) the change in or newly joining Person or Persons making the Offer and (y) Alexza and Teva agree that in such event, the Offer Review Period shall equal the greater of (A) the number of days that remain in the Offer Review Period at the time of provision by Alexza of such notice (which provision is confirmed by evidence of transmission) and (B) [*] Business Days. The provisions of this Section 4.8(e) shall apply with the same effect to successive amendments, if any, to the terms of any Offer.

4.9 Right of First Offer. If Alexza has assigned, sublicensed, subcontracted, delegated or otherwise transferred its manufacturing rights and obligations to a Third Party in accordance with Section 16.10(b) of the Agreement:

(a) Right to Notice of Asset Sale. In the event that the Board of Directors of Alexza (the “Board”), acting in good faith, authorizes Alexza or any of its officers, representatives or agents to initiate, pursue, solicit or accept a Proposal, then within one Business Day after such authorization of a Proposal, Alexza shall provide Teva with written notice (the “Proposal Notice”), by email (delivery receipt confirmed) or hand delivery to the addresses listed on the signature page hereof, of (i) such authorization of a Proposal and (ii) the material terms, including the Manufacturing Assets subject to the Proposal and the range of the consideration, being sought by the Board. Immediately after delivering the Proposal Notice to Teva and continuing through the Proposal Review Period (defined below), Alexza shall provide Teva and its Representatives with Due Diligence Access, and such Due Diligence Access shall be no less extensive than that provided to any other Person in connection with such Proposal, or to whom Alexza has an obligation to provide information or has voluntarily provided information with respect to a Proposal, or any of any such Person’s Representatives.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(b) Review Period; Teva Proposal. Prior to Teva’s receipt of the Proposal Notice, and for a period of [*] days after the later to occur of (i) Teva’s receipt of such Proposal Notice and (ii) the granting to Teva and its Representatives of the Due Diligence Access (the “Proposal Review Period”), Alexza shall not enter into any binding agreement or arrangement (including any no shop agreement, binding term sheet or any similar agreement or arrangement providing for Alexza to pay termination or break-up fees) with any Person (x) with respect to a Proposal or (y) that would impose limitations or restrictions on Alexza’s compliance with the provisions of this Agreement or Alexza’s ability to or enter into or consummate any agreement or arrangement with Teva related to a Teva Proposal (defined below) or complete an Asset Sale with Teva (any such binding agreement or arrangement, a “Prohibited Proposal Agreement”). During the Proposal Review Period, Teva or one of its Affiliates may, in its sole discretion, present a proposal relating to an Asset Sale (a “Teva Proposal”). Upon receipt by Alexza of a Teva Proposal, Alexza shall negotiate in good faith with Teva for a period of [*] Business Days from the date of receipt by Alexza of the Teva Proposal (the “Negotiation Period”) and shall not enter into any Prohibited Proposal Agreement during such Negotiation Period.

(c) Noticed Proposals. With respect to each Proposal for which Teva received a Proposal Notice from Alexza, and for which Alexza complied with all of the applicable procedures and requirements of this Section 4.9 (the “Noticed Proposal”), in the event that Teva does not deliver a Teva Proposal to Alexza prior to the expiration of the Proposal Review Period or Teva delivered a Teva Proposal to Alexza prior to the expiration of the Proposal Review Period and the applicable Negotiation Period has expired, then, and only then, Alexza shall be free, for a period of [*] days following expiration of the Proposal Review Period, to enter into a definitive agreement with respect to the transactions contemplated in such Noticed Proposal at the price contained in the Noticed Proposal and on terms and conditions substantially similar to, and in any event not more favorable to the purchaser, taken in the aggregate, than the terms and conditions described in the Noticed Proposal.

4.10 Void Transactions. Unless Alexza shall have complied with all of the procedures and requirements of Sections 4.8 and 4.9 of this Amendment in all material respects (and in the event of any immaterial noncompliance, such immaterial noncompliance shall not prejudice Teva’s rights hereunder in any manner), then any Proposal or Offer which Alexza may accept, and any transaction it may purport to effect pursuant thereto, shall be void ab initio.

4.11 Suspension of Section 7.1 of the Agreement. The Parties agree that the obligations of Alexza pursuant to Section 7.1 of the Agreement shall be suspended during the Suspension Period; provided, however, that Alexza shall use Commercially Reasonable Efforts, in light of the Suspension Period and the terms of this Amendment, to maintain relationships with its vendors, including Suppliers, sufficient to allow Alexza to meet its delivery obligations under the Initial Relaunch Purchase Order, if any.

4.12 Suspension of Additional Insurance During Suspension Period. The Parties agree that the obligations of Alexza to obtain and maintain Additional Insurance pursuant to Section 12.4 of the Agreement shall be suspended during the Suspension Period.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

SECTION 5. General.

5.1 Each of the Parties hereto hereby agrees to be bound by the Agreement as amended by this Amendment. The Agreement as amended by this Amendment shall remain in full force and effect and is hereby approved, ratified and confirmed in all respects. This Amendment shall become effective upon execution by all the Parties hereto and immediately upon the Amendment Effective Date, all references to the Agreement shall be mean the Agreement as amended hereby.

5.2 This Amendment may be executed in any number of counterparts each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

5.3 This Amendment and all questions regarding the existence, validity, interpretation, breach or performance of this Amendment, shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, United States, without reference to its conflicts of law principles.

5.4 Any disputes with respect to this Amendment shall be governed by Article 15 of the Agreement, which shall apply to such dispute the same as if such Article were repeated word for word in this Amendment but with such changes as are required to make it expressly applicable to this Amendment instead of to the Agreement.

[Signature Page Follows]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

IN WITNESS WHEREOF, the Parties to this Amendment have executed this Amendment as of the date first written above.

ALEXZA PHARMACEUTICALS, INC.

By:	/s/ Thomas B. King

Name:	Thomas B. King

Title:	President and CEO

SIGNATURE PAGE TO

AMENDMENT TO LICENSE AND SUPPLY AGREEMENT

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

TEVA PHARMACEUTICALS USA, INC.

By:	/s/ Deborah A. Griffin

Name:	Deborah A. Griffin

Title:	SVP & Chief Accounting Officer

By:	/s/ Michael G. McHugh

Name:	Michael G. McHugh

Title:	Vice President, General Manager
Teva Select Brands & Woman’s Health
Teva Pharmaceuticals USA, Inc.

SIGNATURE PAGE TO

AMENDMENT TO LICENSE AND SUPPLY AGREEMENT

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit 2.8

Drug Deposition System 03

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.